Exhibit 5.1

FOLEY & LARDNER LLP ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FLORIDA 32202-5017 P. O. BOX 240 JACKSONVILLE, FLORIDA 32201-0240 904.359.2000 TEL 904.359.8700 FAX www.foley.com

June 15, 2005

Regency Centers Corporation

121 West Forsyth Street, Suite 200

Jacksonville, Florida 32202

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Regency Centers Corporation, a Florida corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the offering at the Company’s direction from time to time of up to 400,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”) by Wells Fargo Bank, National Association, as trustee of the rabbi trust created in connection with the Amended and Restated Regency Centers Corporation Deferred Compensation Plan and the Regency Centers Corporation 2005 Deferred Compensation Plan, (collectively, the “Plans”) to fund the Company’s obligations under the Plans.

In connection with the sale of such securities, we have examined and are familiar with: (a) the articles of incorporation and bylaws of the Company, (b) the proceedings of and actions taken by the Board of Directors of the Company in connection with the deferral of Shares by participants into the Plan and the issuance of the Shares pursuant to the Plans and (d) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares offered pursuant to the Registration Statement when issued in accordance with the terms and conditions of the Plans will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the state of Florida. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

BRUSSELS CHICAGO DENVER	DETROIT JACKSONVILLE LOS ANGELES MADISON	MILWAUKEE ORLANDO SACRAMENTO SAN DIEGO	SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C. WEST PALM BEACH

We hereby consent to the inclusion of this opinion as Exhibit 5 in said Registration Statement and to the reference to this firm under the caption “Legal Matters” in the related prospectus. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

FOLEY & LARDNER LLP

By:	/s/ Linda Y. Kelso

BRUSSELS CHICAGO DENVER	DETROIT JACKSONVILLE LOS ANGELES MADISON	MILWAUKEE ORLANDO SACRAMENTO SAN DIEGO	SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C. WEST PALM BEACH